                                  SCHEDULE 14A
                                (RULE 14A - 101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )


Filed by the registrant  [X]
Filed by a party other than the registrant   [ ]


Check the appropriate box:
[ ] Preliminary proxy statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            AMERICAN HEALTHWAYS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:

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(2)      Aggregate number of securities to which transactions applies:

         -----------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------


(4)      Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------


(5)      Total fee paid:

         -----------------------------------------------------------------------


         [ ] Fee paid previously with preliminary materials:

         -----------------------------------------------------------------------


         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

         -----------------------------------------------------------------------


         (2)      Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------


         (3)      Filing Party:

         -----------------------------------------------------------------------


         (4)      Date Filed:

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

                           (AMERICAN HEALTHWAYS LOGO)


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


Stockholders of American Healthways, Inc.:

     A Special Meeting of Stockholders of American Healthways, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 3841 Green Hills Village Drive, Nashville, Tennessee 37215, at 9:00 a.m., local time, on Thursday, October 25, 2001 for the following purposes:

     (1) To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 40,000,000;


     (2) To consider and act upon a proposal to amend the Company's 1996 Stock Incentive Plan (the "1996 Plan") to (i) increase the number of shares of the Company's Common Stock available for issuance under the 1996 Plan by 450,000 shares, (ii) increase the limit on the number of shares issuable to any officer, key employee or consultant to 150,000 in any year and (iii) extend the term of the 1996 Plan through October 25, 2011; and


     (3) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.


     The Proxy Statement and form of proxy accompanying this Notice are being mailed to stockholders on or about September 24, 2001. Only stockholders of record at the close of business on September 7, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.


     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors

                                          /s/ THOMAS G. CIGARRAN
                                          Thomas G. Cigarran
                                          Chairman


September 24, 2001

                           AMERICAN HEALTHWAYS, INC.
                         3841 Green Hills Village Drive
                           Nashville, Tennessee 37215

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS


                           THURSDAY, OCTOBER 25, 2001



     The enclosed proxy is solicited by the Board of Directors on behalf of American Healthways, Inc. (the "Company") for use at a Special Meeting of Stockholders to be held on Thursday, October 25, 2001, at 9:00 a.m., local time, at the Company's offices at 3841 Green Hills Village Drive, Nashville, Tennessee 37215, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Special Meeting of Stockholders. Copies of the proxy, this Proxy Statement and the attached Notice are being sent to stockholders on or about September 24, 2001.


     The Company's officers and employees may solicit proxies personally or by mail, telephone or facsimile. All costs of this solicitation will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.


     Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares represented by such proxies will be voted FOR the amendment to the Restated Certificate of Incorporation set forth under Proposal No. 1 and FOR the amendment to the 1996 Plan set forth under Proposal No. 2. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.


     A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

     Each share of the Company's common stock, $.001 par value (the "Common Stock"), issued and outstanding on the record date, September 7, 2001, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of September 7, 2001, there were outstanding 9,447,627 shares of Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the "Commission")) of more than five percent (5%) of the Company's Common Stock, its only voting security, and with respect to the beneficial ownership of the Company's Common Stock by all directors, the Company's Chief Executive Officer and each of the four highest paid executive officers whose total cash compensation exceeded $100,000 in the Company's most recent fiscal year (collectively, the "Named Executive Officers") and all executive officers and directors of the Company as a group. The information set forth below is based on ownership information received by the Company as of September 7, 2001. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                               AMOUNT OF
                                                                 COMMON           PERCENT OF
                                                                 STOCK            OUTSTANDING
                      NAME AND ADDRESS                        BENEFICIALLY          COMMON
                    OF BENEFICIAL OWNER                         OWNED(1)           STOCK(1)
                    -------------------                       ------------        -----------
Waddell & Reed, Inc.........................................   1,047,800(2)          11.09%
  6300 Lamar Avenue
  Post Office Box 29217
  Shawnee Mission, KS 66201-9217
Thomas G. Cigarran****......................................     839,773(3)           8.72
  3841 Green Hills Village Drive
  Nashville, TN 37215
Henry D. Herr****...........................................     458,359(4)           4.82
Robert E. Stone***..........................................     213,156(5)           2.23
William C. O'Neil, Jr.**....................................     158,002(6)           1.67
Ben R. Leedle***............................................      78,548(7)              *
Martin J. Koldyke**.........................................      34,095                 *
Mary D. Hunter***...........................................      28,452(8)              *
Frank A. Ehmann**...........................................      19,297(9)              *
C. Warren Neel**............................................      17,769(10)             *
All directors and executive officers as a group (12
  persons)..................................................   2,101,195(11)         21.14%

---------------
   * Indicates ownership of less than one percent of the Company's outstanding Common Stock.
  ** Director of the Company
 *** Named Executive Officer
**** Director and Named Executive Officer
 (1) Pursuant to the rules of the Commission, certain shares of the Company's Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of the Company which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
 (2) Information with respect to stock ownership is based upon the Form 13F dated June 2001 filed with the Commission.
 (3) Includes 182,500 shares issuable upon the exercise of outstanding options.
 (4) Includes 89,488 shares owned by Mr. Herr's spouse and 62,939 shares issuable upon the exercise of outstanding options.
 (5) Includes 100,705 shares issuable upon the exercise of outstanding options.
 (6) Includes 6,565 shares issuable upon the exercise of outstanding options.
 (7) Includes 77,376 shares issuable upon the exercise of outstanding options.
 (8) Includes 27,375 shares issuable upon the exercise of outstanding options.
 (9) Includes 4,500 shares issuable upon the exercise of outstanding options.
(10) Includes 6,565 shares issuable upon the exercise of outstanding options.
(11) Includes 488,520 shares issuable upon the exercise of outstanding options.

                                 PROPOSAL NO. 1

                                  AMENDMENT TO
               RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                       AUTHORIZED SHARES OF COMMON STOCK

     On August 28, 2001, the Board of Directors unanimously approved and directed that the stockholders consider an amendment to Paragraph FOURTH of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"). The amendment to Paragraph FOURTH would increase the number of authorized shares of Common Stock from 15,000,000 to 40,000,000. If this proposal is approved by the stockholders at the Special Meeting, the amendment to Paragraph FOURTH will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which filing is expected to take place shortly after the Special Meeting. The Board of Directors believes that it is in the best interests of the Company and all of its stockholders to amend the Certificate of Incorporation.

     Except as set forth below, the relative rights of the holders of Common Stock under the Certificate of Incorporation would remain unchanged. The first sentence of Paragraph FOURTH of the Certificate of Incorporation, as amended by the proposed amendment, is set forth below. The remainder of Paragraph FOURTH will remain unchanged.

        "FOURTH. The aggregate number of shares of capital stock the Corporation is authorized to issue is 45,000,000 shares, of which 40,000,000 shares shall be Common Stock, par value $.001 per share (the "Common Stock"), and 5,000,000 shares shall be preferred stock, par value $.001 per share (the "Preferred Stock"), of which 400,000 shares are designated as Series A Preferred Stock (the "Series A Preferred Stock").

     As of September 7, 2001, there were 9,447,627 shares of Common Stock issued and outstanding, 1,183,862 shares subject to options awarded under the 1996 Plan, 411,587 shares subject to options awarded under the 1991 Employee Stock Incentive Plan (the "1991 Plan"), 335,925 shares subject to options awarded under the 2001 Stock Option Plan for New Employees (the "2001 Plan") and 17,630 shares subject to options awarded under the 1991 Stock Option Plan for Outside Directors (the "Outside Directors Plan"). Since August 31, 2000, the Company has issued 754,006 shares of Common Stock in connection with acquisitions and is obligated to issue an additional 355,000 shares depending on the price of the Company's Common Stock during the period from October 2001 to September 2006.


     The Board of Directors believes that with the current level of authorized capital stock, the Company is constrained in its ability to pursue strategies intended to support its planned growth and to enhance stockholder value. The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Company the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, equity financings and for other general corporate purposes. It is the current intent of the Board of Directors to declare a three-for-two stock split in the form of a stock dividend if this amendment to the Certificate of Incorporation is approved by the stockholders.


     Future issuances of Common Stock would be at the discretion of the Board of Directors without the expense and delay incidental to obtaining stockholder approval, except as may be required by applicable law or by the rules of any stock exchange or market on which the Company's securities may then be listed or authorized for quotation. For example, The Nasdaq Stock Market, on which the Common Stock is authorized for quotation, currently requires stockholder approval as a prerequisite to listing shares in several instances, including in connection with acquisitions where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding by 20% or more.

     Holders of Common Stock have no preemptive rights to subscribe to any additional securities of any class that the Company may issue. The amendment to the Certificate of Incorporation is not being proposed in response to any effort known by management to acquire control of the Company.

     The amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board of Directors recommends a vote FOR approval of the amendment to the Certificate of Incorporation.

                                 PROPOSAL NO. 2

                AMENDMENT NO. 4 TO THE 1996 STOCK INCENTIVE PLAN

     The Board of Directors has approved and recommends that its stockholders approve an amendment to the 1996 Plan to (i) increase the number of shares of Common Stock available for issuance under the 1996 Plan by 450,000 shares, for a total of 1,980,000 shares subject to option thereunder, (ii) increase the limit on the number of shares issuable in any year to any officer, key employee or consultant from 100,000 shares during any three year period to 150,000 shares during any year and (iii) extend the term of the 1996 Plan through October 25, 2011. Of the original shares authorized under the 1996 Plan, 50,000 of such shares are reserved for issuance in connection with restricted stock awards to Outside Directors as part of their annual compensation for serving as directors of the Company, and 22,888 shares of restricted stock are available for grant thereunder; no additional shares are being reserved for such restricted stock awards as part of the proposed amendment.

     The status of the options outstanding and available for grant under the Company's various stock option plans as of September 7, 2001 is as follows:

                                                   SHARES
                         SHARES SUBJECT TO      AVAILABLE FOR
         PLAN           OUTSTANDING OPTIONS     OPTION GRANTS
         ----           -------------------   -----------------
1991 Plan                      411,587                  --
1996 Plan                    1,183,862             143,019
2001 Plan*                     335,925             264,075
Outside Directors Plan          17,630                  --

---------------

* The 2001 Plan was established to grant options to new employees only.

     Stock options have been granted pursuant to the 1991 Plan, the 1996 Plan, the 2001 Plan and the Outside Directors Plan to the Company's management employees and directors to provide them with additional incentive to contribute to the best interests of the Company by aligning their interests with the interests of the Company's stockholders. Of all options granted under the 1996 Plan, approximately 74% of the options granted were granted to management employees other than executive officers. Approximately 220 management employees currently own stock options.

     The Board of Directors and management of the Company believe that it is important to grant stock options annually to its management employees and also to grant options to newly hired management employees. The Company believes that its competitive advantage is primarily the result of the knowledge, experience and commitment of its management employees, many of whom have been employed by the Company for several years. The Board of Directors has reviewed the Company's stock incentive program and has concluded that the level of stock incentive program grants is appropriate for and consistent with the Company's current growth strategy. This growth strategy will necessitate additions to the Company's management as well as promotions of existing management. Stock incentives are an essential and common element in the management market in which the Company must compete to hire and retain the quality of leadership needed to support the Company's long-term objectives. Over the past several years the Company's stock incentives have been distributed to a broad spectrum of its management, with approximately 74% of all awards under the 1996 Plan going to colleagues other than executive officers of the Company.

     In performing its review of the Company's historical use of stock incentives, the Board of Directors found that its option grants per year as a percentage of outstanding stock was well within the range of comparable companies. In addition, while the Company's level of outstanding options plus reserved options may appear somewhat high under some broad comparative measures, it is not inconsistent with comparable companies with a high concentration of their capital in people assets as opposed to physical assets. The Board of Directors' analysis of its stock incentive programs compared to other companies also reflected that its current level of outstanding options resulted from a relatively low rate of option exercises by management colleagues as well as a relatively low turnover rate for management colleagues. In addition, the relatively low turnover rate has meant that fewer options have been cancelled and returned to the pool of available options. The Board of Directors believes that the low rate of option exercises and low turnover rate reflect the confidence held by the Company's management colleagues in the future success of the Company's strategies.

     As a result of its analysis, the Board of Directors believes that the Company must increase the number of shares available for issuance under the Company's 1996 Plan on an aggregate and per participant basis.

     Accordingly, on August 28, 2001, the Company's Board of Directors adopted a resolution amending the 1996 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 450,000 and to increase the limit on the number of options that may be granted to any officer, key employee or consultant to 150,000 during any year. The proposed 450,000-share increase will assure that a sufficient reserve of Common Stock will be available under the 1996 Plan to attract and retain the services of employees essential to the Company's long-term growth and financial success. The proposed change to the limitation on the maximum number of shares that are issuable to any one individual in any one year under the 1996 Plan will provide the Company with greater flexibility in structuring stock option awards for essential employees while continuing to assure that any compensation deemed paid to the Company's executive officers in connection with their exercise of stock options granted under the 1996 Plan or their disposition of the purchased shares will qualify as tax-deductible performance-based compensation under the federal tax laws and will not otherwise be subject to the $1 million limitation per covered individual on the tax deductibility of compensation paid to certain executive officers of the Company. If the amendment as proposed is approved, there will be 1,930,000 shares (not including the 50,000 shares reserved for issuance in connection with restricted stock awards to Outside Directors) available for issuance under the 1996 Plan, of which options for 1,183,862 shares will be outstanding; options for 153,119 shares authorized under this Plan have been exercised since adoption of the 1996 Plan.

     The 1996 Plan contains a provision that no further stock options, stock appreciation rights, restricted stock awards, other stock-based awards or Outside Director restricted stock awards may be granted under the 1996 Plan more than ten years after January 23, 1996, which was the date the Company's stockholders approved the 1996 Plan. Rather than proposing a new plan to replace the 1996 Plan, the Board of Directors has approved an amendment, subject to stockholder approval, extending the term of the 1996 Plan until October 25, 2011. A copy of the proposed amendment to the 1996 Plan is attached as Exhibit A.

     The amendment to the 1996 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. The Board recommends that stockholders vote FOR this proposal. Unless contrary instructions are received, shares of Common Stock of the Company represented by duly executed proxies will be voted in favor of the amendment to the 1996 Plan.

SUMMARY OF MATERIAL PROVISIONS OF THE 1996 PLAN

     The following is a summary of the material provisions of the 1996 Plan, as amended by Proposal No. 2:

     Shares. The 1996 Plan authorizes the issuance of up to 1,980,000 shares of the Company's Common Stock. 50,000 of such shares are reserved for issuance in connection with restricted stock awards to Outside Directors as part of their annual compensation for serving as directors of the Company. Shares awarded under the 1996 Plan may consist, in whole or in part, of any combination of authorized and unissued shares of Common Stock or treasury shares. If shares subject to an option under the 1996 Plan cease to be subject to such option, or if shares awarded under the 1996 Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1996 Plan.

     Participation. Awards may be made to key employees, including officers, and consultants of the Company, its subsidiaries and affiliates, but (except for automatic annual grants of restricted stock to Outside Directors as described below) may not be granted to any director who is a member of the Committee administering the 1996 Plan or to any other director unless the director is also a regular employee of the Company, its subsidiaries or affiliates. No employee is eligible for awards relative to shares of Common Stock which exceed 150,000 shares in any year. The number of officers and other key employees currently eligible for awards pursuant to the 1996 Plan is approximately 220.

     As part of their compensation for serving as directors of the Company, Outside Directors receive an annual grant of restricted stock that was originally equal in value to $10,000. The dollar amount of the annual grants is adjusted by the percentage change from the previous year in the Consumer Price Index, subject to a maximum 6% annual increase. The grant of restricted stock made in January 2001 was equal in value to $11,094.72. For purposes of determining the amount of restricted stock to be granted to each Outside Director, the value of the Company's Common Stock equals the average of the closing bid price of such stock for the first five trading days of the month in which the Annual Meeting of Stockholders is held. Restricted stock is awarded to each Outside Director annually on the date of the Company's Annual Meeting of Stockholders. There are currently four Outside Directors eligible to participate in the 1996 Plan.

     Administration. The 1996 Plan is administered by a Committee of no less than two disinterested individuals appointed by the Board of Directors, which Committee is currently the Compensation Committee. The Compensation Committee has no authority to determine the terms or conditions of any awards to Outside Directors.

     Awards Under the Plan. The Compensation Committee has the authority to grant the following types of awards to officers and key employees under the 1996
Plan: (1) Stock Options, (2) SARs, (3) Restricted Stock, and (4) Other Stock-Based Awards.

          1. Stock Options. Incentive stock options ("ISO") and non-qualified stock options may be granted for such number of shares of Common Stock as the Compensation Committee will determine and may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan, but subject to the per person limitation on awards.

          A stock option will be exercisable at such times and subject to such terms and conditions as the Compensation Committee will determine and over a term to be determined by the Compensation Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Common Stock as of the date of grant and for any non-qualified stock option will be not less than 50% of the fair market value as of the date of grant.

          2. Stock Appreciation Rights. SARs may be granted in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once an SAR has been exercised, the related portion of the stock option underlying the SAR will terminate.

          Upon the exercise of an SAR, the Company will pay to the employee in cash, Common Stock, or a combination thereof (the method of payment to be at the discretion of the Compensation Committee), an amount of money equal to the excess between the fair market value of the stock on the exercise date and the option exercise price, multiplied by the number of SARs being exercised.

          In addition to the foregoing SARs, the Compensation Committee may grant limited SARs which will be exercisable only in the event of a change in control or potential change in control of the Company, as defined in the 1996 Plan. In awarding SARs or limited SARs, the Compensation Committee may provide that in the event of a change in control or potential change in control, SARs or limited SARs may be cashed out on the basis of the change in control price, as defined in the 1996 Plan.

          3. Restricted Stock. Restricted stock may be granted alone, in conjunction with, or in tandem with, other awards under the 1996 Plan and may be conditioned upon the attainment of specific performance goals or such other factors as the Compensation Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

          Other than awards of restricted stock made to Outside Directors, in making an award of restricted stock, the Compensation Committee will determine the periods during which the stock is subject to forfeiture, and may grant such stock at a purchase price equal to or less than the par value of the Common Stock.

          During the restriction period, the recipient may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Company until the restrictions have lapsed.

          4. Other Stock-Based Awards. The Compensation Committee also may grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to, or in tandem with, stock options, SARs and restricted stock. Such awards will be made upon terms and conditions as the Compensation Committee may in its discretion provide.

     Automatic Annual Grants to Outside Directors. As part of the compensation to Outside Directors for serving as directors of the Company, the 1996 Plan provides for an automatic annual grant of restricted stock that was originally equal in value to $10,000, to be awarded to each Outside Director on the date of the Company's Annual Meeting of Stockholders. The value of the restricted stock grant to Outside Directors is adjusted annually on the date of grant by the percentage change from the previous year in the Consumer Price Index, subject to a maximum 6% annual increase. For purposes of determining the amount of the restricted stock to be granted to each Outside Director, the value of the Company's Common Stock equals the average of the closing bid price of such stock on the first five trading days of the month in which the Annual Meeting of Stockholders is held. Restricted stock granted to an Outside Director vests in three equal annual installments, beginning on the date of grant and continuing on the first and second Annual Meeting of Stockholders following the Annual Meeting of Stockholders at which the restricted stock grant is made, if the Outside Director is still a director of the Company on such dates. The shares of stock subject to the restricted stock award which have vested are not transferable until the earlier of (i) five years from the date of grant and (ii) the date on which the director ceases to serve as a director of the Company for any reason. Outside Directors are not otherwise eligible to receive awards under the 1996 Plan.

     Change in Control Provisions. If there is a change in control or a potential change in control, any SARs and stock options, which are not then exercisable, in the discretion of the Board of Directors, will become fully exercisable and vested. Similarly, the restrictions applicable to restricted stock and other stock-based awards will lapse and such shares and awards will be deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards, will, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price described below. All restrictions imposed on restricted stock granted to Outside Directors will expire upon a change in control.

     The change in control price will be the highest price per share paid in any transaction reported on The Nasdaq Stock Market, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in control of the Company, at any time during the immediately preceding 60 day period as defined by the Compensation Committee. A change in control occurs if (1) any person becomes a beneficial owner, directly or indirectly, of 35% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction, less than a majority of the combined voting power of the then outstanding securities of the Company are held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means (1) approval by the stockholders of an agreement which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of Directors of a resolution that a potential change in control, as defined in the 1996 Plan, has occurred.


     Amendment. The 1996 Plan may be amended by the Board of Directors, except that the Board of Directors may not, without the approval of the Company's stockholders, increase the total number of shares reserved for the purposes of the 1996 Plan, materially increase the benefits accruing to participants under the 1996 Plan, or materially modify the requirements as to eligibility for participation in the 1996 Plan. In addition, the provisions of the 1996 Plan relating to grants to Outside Directors may not be amended more than once every six months except to comply with changes in the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     Adjustment. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other changes in the Company's structure affecting the Common Stock, appropriate adjustments will be made by the Compensation Committee, in its sole discretion, in the number of shares reserved under the 1996 Plan and in the number of shares covered by options and other awards then outstanding under the 1996 Plan and, where applicable, the exercise price for awards under the 1996 Plan.

     Federal Income Tax Aspects with Respect to Stock Options and Restricted Stock Awards. The following is a brief summary of the federal income tax aspects of stock options and restricted stock awards made under the 1996 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.


          1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if the participant does not dispose of the shares within two years of the date of grant or within one year after the transfer of the shares to the participant (a "disqualifying disposition"), then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.



          If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: (a) the participant will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and
     (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.


          Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.


          2. Non-qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.



          3. Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock, and the participant's holding period for such stock will begin on that date. However, under Section 83(b) of the Code, a participant may elect, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a capital loss in an amount equal to the purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. A participant making the Section 83(b) election will have no further tax consequences at the time the stock is no longer subject to forfeiture, and the participant's holding period for the stock will begin on the grant date.


          Term of Plan. No awards may be granted pursuant to the 1996 Plan on or after October 25, 2011.

OPTIONS GRANTED UNDER THE 1996 PLAN

     Because awards under the 1996 Plan are made at the discretion of the Compensation Committee, the benefits that will be awarded under the 1996 Plan are not currently determinable.

                     DEADLINE FOR SUBMISSION OF STOCKHOLDER
                        PROPOSALS TO BE PRESENTED AT THE
                      2002 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal intended to be presented for action at the 2002 Annual Meeting of Stockholders by any stockholder of the Company must have been received by the Secretary of the Company not later than August 23, 2001, in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2002 Annual Meeting of Stockholders. In the event that a proposal intended to be presented for action at the 2002 Annual Meeting of Stockholders by any stockholder of the Company is not received until after October 25, 2001 and prior to November 24, 2001, then the management proxies will be permitted to use their discretionary voting authority with respect to that proposal, whether or not the proposal is discussed in the Proxy Statement. Proposals should be sent to the Company by certified mail return receipt requested. Nothing in this paragraph shall be deemed to require the Company to include any stockholder proposal which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted as present only for the purposes of determining a quorum. Abstentions will be treated as votes against and "non-votes" will have no effect on the outcome of proposals presented to stockholders. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


     The approval of the amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock from 15,000,000 to 40,000,000 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to be cast at the meeting, assuming a quorum is present. Therefore, abstentions and broker non-votes effectively count as votes against the amendment.

                                 MISCELLANEOUS

     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.


Date:  September 24, 2001.

                                                                       EXHIBIT A

                               AMENDMENT NO. 4 TO
                           AMERICAN HEALTHWAYS, INC.

                           1996 STOCK INCENTIVE PLAN



     Pursuant to subparagraph 11 of the American Healthways, Inc. 1996 Stock Incentive Plan ("1996 Plan"), the Board of Directors of American Healthways, Inc. hereby amends the 1996 Plan as follows:


    (i) The first sentence of Section 3 is hereby deleted in its entirety and replaced with the following:

        "The aggregate number of shares of Stock reserved and available for distribution under the Plan shall not exceed 1,980,000 shares, which includes 50,000 shares reserved for issuance pursuant to Section 9 hereof. Any number of shares of Stock may be awarded so long as the total shares of Stock awarded does not exceed 1,980,000 shares. Such shares of Common Stock may consist, in whole or in part, of authorized and unissued shares or treasury shares."

   (ii) The last sentence of Section 4 is hereby deleted in its entirety and replaced with the following:

        "No officer, key employee or consultant shall be eligible to receive awards relative to shares of Stock which exceed 150,000 during any year."

  (iii) The first and only sentence of Section 15 is hereby deleted in its entirety and replaced with the following:

        "No Stock Option, Stock Appreciation Right, Restricted Stock award, other Stock-Based Award or Outside Director Restricted Stock award shall be granted pursuant to the Plan on or after October 25, 2011, but awards granted prior to such date may be extended beyond that date."

                                     PROXY

                           AMERICAN HEALTHWAYS, INC.

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON OCTOBER 25, 2001.

    The undersigned hereby appoints Thomas G. Cigarran and Henry D. Herr, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Special Meeting of Stockholders of American Healthways, Inc. to be held at the Company's offices at 3841 Green Hills Village Drive, Nashville, Tennessee 37215, on October 25, 2001, at 9:00 a.m., local time, and any adjournments thereof.

PROPOSAL 1: AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION:

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

PROPOSAL 2: AMENDMENT NO. 4 TO THE 1996 STOCK INCENTIVE PLAN:

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    IN THEIR DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENT THEREOF.

    IMPORTANT:  PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.

    Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the Amendment to the Restated Certificate of Incorporation and FOR the amendment of the 1996 Stock Incentive Plan.

                                                             Dated:                                  .
                                                                     -----------------------------
                                                                            PLEASE SIGN HERE
                                                                           AND RETURN PROMPTLY

                                                             ------------------------------------------

                                                             ------------------------------------------
                                                             Please sign exactly as your name appears at
                                                             left. If registered in the names of two or more
                                                             persons, each should sign. Executors,
                                                             administrators, trustees, guardians and
                                                             attorneys should show their full titles. If a
                                                             corporation is stockholder, the corporate
                                                             officer should sign in full corporate name and
                                                             title, such as President or other officer. If a
                                                             partnership is stockholder, please sign in
                                                             partnership name by authorized person.

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